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                                                                     EXHIBIT 3.1

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            STRUCTURAL GENOMIX, INC.

      Structural GenomiX, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

      A. The corporation was originally incorporated under the name Protarch, Inc., and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware is July 16, 1998.

      B. Pursuant to sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation amends and restates the provisions of the Amended and Restated Certificate of Incorporation of this corporation.

      C. The Amended and Restated Certificate of Incorporation of this corporation is hereby amended and restated to read in its entirety as follows:

      ONE. The name of the corporation is Structural GenomiX, Inc. (the "CORPORATION").

      TWO. The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801 and the name of the registered agent at that address is The Corporation Trust Company.

      THREE. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

      FOUR.

      A.    AUTHORIZED CAPITAL; DESIGNATION OF PREFERRED STOCK INTO SERIES.

            1. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Fifty Million (50,000,000) shares of Common Stock (the "COMMON STOCK") and Nineteen Million (19,000,000) shares of Preferred Stock (the "PREFERRED STOCK"), of which Fifteen Million (15,000,000) shares of Preferred Stock are designated Series A Preferred Stock (the "SERIES A PREFERRED") and Four Million (4,000,000) shares of Preferred Stock are designated Series B Preferred Stock (the "SERIES B PREFERRED" and, together with the Series A Preferred, the "SERIES PREFERRED"). The Preferred Stock shall have a par value of one tenth of one cent ($0.001) per share, and the Common Stock shall have a par value of one tenth of one cent ($0.001) per share.

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      B.    RIGHTS, PREFERENCES AND PRIVILEGES OF PREFERRED STOCK.

      The rights, preferences, privileges and restrictions granted to or imposed upon the Preferred Stock and the holders thereof are as follows in this Section B and as stated elsewhere in this Amended and Restated Certificate of Incorporation. Such rights, preferences and privileges, as well as those of the Common Stock and the holders thereof, are expressly subject to the rights, preferences and privileges of any other series of Preferred Stock that may be authorized or designated and issued in the future which may have rights, preferences and privileges that are senior to or on parity with those of existing series of Preferred Stock.

            1. DIVIDENDS. The holders of Series B Preferred shall be entitled to receive dividends out of funds legally available therefor, at the annual rate of $0.3768 per share of Series B Preferred held by them (as adjusted for stock splits, stock combinations, stock dividends, recapitalizations, and similar events), prior and in preference to the declaration or payment of any dividend or other distribution (payable other than in Common Stock) with respect to the Series A Preferred and Common Stock, when, as and if declared by the Corporation's Board of Directors (the "BOARD OF DIRECTORS"). After payment to the holders of the Series B Preferred of the full amount of any dividend declared by the Board of Directors out of funds legally available therefor to which such holders of Series B Preferred are entitled hereunder, the holders of the Series A Preferred shall be entitled to receive dividends out of funds legally available therefor, at the annual rate of $0.1971 per share of Series A Preferred held by them (as adjusted for stock splits, stock combinations, stock dividends, recapitalizations, and similar events), prior and in preference to the declaration or payment of any dividend or other distribution (payable other than in Common Stock) with respect to the Common Stock, when, as and if declared by the Board of Directors. Such dividends shall not be cumulative and no right to such dividends shall accrue to holders of Series Preferred unless declared by the Board of Directors. No dividends or other distributions shall be made with respect to the Series A Preferred, other than dividends payable solely in Common Stock, unless dividends shall have been paid or declared and set apart for payment, on account of all shares of Series B Preferred then issued and outstanding, at the aforesaid rate for such calendar year. No dividends or other distributions shall be made with respect to the Common Stock, other than dividends payable solely in Common Stock, unless dividends shall have been paid or declared and set apart for payment, on account of all shares of Series Preferred then issued and outstanding, at the aforesaid rate for such calendar year. After payment of dividends at the annual rate set forth above, any additional dividends declared shall be distributed among all holders of Series Preferred and Common Stock in proportion to the number of shares of Common Stock which would be held by such holder if all shares of Series Preferred were converted into Common Stock at the then effective and applicable Conversion Price (as defined in Section B.3(a) below).

            2.    LIQUIDATION PREFERENCE.

                  (a)   SERIES PREFERRED PREFERENCES.

                        (i) In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary (each a "LIQUIDATION EVENT"), the holders of Series B Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of Series A Preferred and

                                       2.
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Common Stock by reason of their ownership thereof, the amount of $4.71 per share
(as adjusted for any stock dividends, combinations or splits, recapitalizations or other similar events with respect to such shares) for each share of Series B Preferred then held and, in addition, an amount equal to all declared but unpaid dividends on the Series B Preferred. If the assets and funds thus distributed among the holders of the Series B Preferred are insufficient to permit the payment to such holders of their full preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series B Preferred in proportion to the preferential amount each such holder is otherwise entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of Series A Preferred and Common Stock by reason of their ownership thereof.

                        (ii) In the event of any Liquidation Event, after payment to the holders of the Series B Preferred of the full amounts set forth in Section B.2(a)(i) above, the holders of Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of Common Stock by reason of their ownership thereof, the amount of $2.4632352 per share (as adjusted for any stock dividends, combinations or splits, recapitalizations or other similar events with respect to such shares) for each share of Series A Preferred then held and, in addition, an amount equal to all declared but unpaid dividends on the Series A Preferred. If the assets and funds thus distributed among the holders of the Series A Preferred are insufficient to permit the payment to such holders of their full preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series A Preferred in proportion to the preferential amount each such holder is otherwise entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of Common Stock by reason of their ownership thereof.

                  (b) REMAINING ASSETS. After payment to the holders of the Series Preferred of the amounts set forth in Sections B.2(a)(i) and B.2(a)(ii) above, the remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed ratably among the holders of Common Stock and Series Preferred in proportion to the shares of Common Stock then held by each such holder on an as-converted to Common Stock basis.

                  (c) REORGANIZATION OR MERGER. A Liquidation Event within the meaning of this Section B shall be deemed to be occasioned by, or to include,
(i) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Corporation's voting power (or of the surviving or resulting entity's voting power or of the voting power of the parent entity of such Corporation or surviving or resulting entity immediately after such consolidation, merger or reorganization), or any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation's voting power is transferred, excluding any equity financing in which the Corporation is the surviving corporation and any consolidation or merger effected exclusively to change the domicile of the Corporation; or (ii) a sale or lease of all or substantially all of the assets of this Corporation.

                                       3.
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                  (d)   NON-CASH CONSIDERATION. If the consideration received by
this Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

                        (i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

                              (A)   if traded on a securities exchange or
through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty
(30) day period ending three (3) days prior to the closing;

                              (B)   if actively traded over-the-counter, the
value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

                              (C)   if there is no active public market, the
value shall be the fair market value thereof, as mutually determined by the Board of Directors and the holders of at least a majority of the voting power of all then outstanding shares of Series Preferred.

                        (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i)(A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the Board of Directors and the holders of at least a majority of the voting power of all then outstanding shares of such Series Preferred.

            3. CONVERSION. The holders of Series Preferred shall have conversion rights as follows (the "CONVERSION RIGHTS"):

                  (a) RIGHT TO CONVERT. Each share of Series Preferred shall be convertible, at the option of and without the payment of any additional consideration by the holder thereof, at any time into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Issuance Price (as defined below) by the applicable Conversion Price (as defined below) in effect at the time of conversion. The "ISSUANCE PRICE" for the Series A Preferred shall be $2.46 and for the Series B Preferred shall be $4.71. The "CONVERSION PRICE" for the Series A Preferred shall initially be $2.46 and for the Series B Preferred shall initially be $4.71, each subject to adjustment as provided below. The number of shares of Common Stock into which a share of Series A Preferred is convertible is hereinafter referred to as the "SERIES A CONVERSION RATE" and the number of shares of Common Stock into which a share of Series B Preferred is convertible is hereinafter referred to as the "SERIES B CONVERSION RATE." The Series A Conversion Rate and the Series B Conversion Rate are each referred to herein as a "CONVERSION RATE."

                  (b) AUTOMATIC CONVERSION. Each share of Series Preferred shall automatically be converted into shares of Common Stock at the then effective applicable Conversion Rate: (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as

                                       4.
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amended (the "ACT") covering the offer and sale of Common Stock for the account of the Corporation to the public at a minimum per share purchase price of $5.00 (as adjusted for stock splits, dividends, combinations and the like) with net proceeds to the Corporation (after deduction of underwriters commissions and expenses) of not less than $25,000,000 (a "QUALIFIED INITIAL PUBLIC OFFERING"), or (ii) the date specified by the written consent or vote of the holders of more than fifty percent (50%) of the Series Preferred then outstanding.

                  (c) MECHANICS OF CONVERSION. Before any holder of Series Preferred shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same; provided, however, that in the event of any automatic conversion pursuant to Section B.3(b) above, the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon any automatic conversion pursuant to Section B.3(b) above unless the certificates evidencing such shares of Series Preferred are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with the loss of such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Series Preferred, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series Preferred to be converted, or in the case of automatic conversion pursuant to Section B.3(b) above, immediately prior to the closing of the offering or on the date specified by the written consent or vote of the holders of more than fifty percent (50%) of the Series Preferred then outstanding, as applicable, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                  (d) ADJUSTMENTS TO CONVERSION PRICE OF SERIES PREFERRED FOR DILUTIVE ISSUES.

                        (i) SPECIAL DEFINITIONS. For purposes of this Section B.3(d), the following definitions shall apply:

                              (A)   "ADDITIONAL SHARES OF COMMON STOCK" shall
mean all shares of Common Stock issued (or, pursuant to Section B.3(d)(ii), deemed to be issued) by the Corporation, other than:

                                       5.
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                                    (1)   shares of Common Stock issued upon
conversion of the Series Preferred;

                                    (2)   up to 3,510,000 shares (or such
greater number of shares as may be approved in writing by the holders of a majority of the then outstanding shares of Series Preferred, voting together as a single class) of Common Stock, or the grant of options therefor, including shares issued after the Original Issue Date upon exercise of options outstanding on the date of filing of this Amended and Restated Certificate of Incorporation (such number to be proportionately adjusted in the event of any stock splits, stock dividends, recapitalizations or similar events occurring after the Original Issue Date) to officers, directors, consultants and employees of the Corporation or any subsidiary pursuant to any stock option plan or restricted stock plan approved by a vote of not less than a majority of the Board of Directors, and shares of Common Stock issued or issuable upon exercise of the warrant issued to Russell Reynolds Associates, Inc. dated November 13, 2001 in connection with services provided to the Corporation;

                                    (3)   shares of Common Stock issued in
connection with any stock split or stock dividend by the Corporation;

                                    (4)   up to 200,000 shares (or such greater
number of shares as may be approved in writing by the holders of a majority of the then outstanding shares of Series Preferred, voting together as a single class) of Common Stock issued (or, pursuant to Section B.3(d)(ii), deemed to be issued) after the Original Issue Date in connection with strategic transactions involving the Corporation and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer, licensing, development or similar arrangements; provided that such strategic transactions and the issuance of shares therein, has been approved by the Board of Directors;

                                    (5)   shares of Common Stock issued (or,
pursuant to Section B.3(d)(ii), deemed to be issued) in connection with any equipment leasing or loan arrangement, or debt financing from a bank or similar financial or lending institution, including but not limited to the warrant issued to General Electric Capital Corporation in 2000, warrants issued to GATX Ventures, Inc. and Silicon Valley Bank each dated July 15, 2002, the warrant issued to Oxford Finance Corporation dated August 28, 2002 (and in each case any amendments thereof or warrants issued in exchange therefor) and in each case the shares issuable upon exercise and conversion thereof; provided that such transactions and amendments (and any warrants issued in exchange therefor) and the issuance of shares therein, have been approved by the Board of Directors;

                                    (6)   up to 7,256 shares of Common Stock
issued in August 2003 to a former employee and up to 230,000 shares of Common Stock issued (or, pursuant to Section B.3(d)(ii), deemed to be issued) upon exercise of the warrants issued to Tim Harris and Linda Grais in July 2005; or

                                    (7)   shares of Common Stock issued (or,
pursuant to Section B.3(d)(ii), deemed to be issued) upon conversion of shares of Series A Preferred, Series

                                       6.
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B Preferred or other securities issued pursuant to the Series B Preferred Stock
Purchase Agreement (as defined below).

                              (B)   "CONVERTIBLE SECURITIES" shall mean any
evidences of indebtedness, shares (other than the Common Stock) or other securities convertible into or exchangeable for Common Stock.

                              (C)   "OPTIONS" shall mean rights, options or
warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                              (D)   "ORIGINAL ISSUE DATE" shall mean the date
shares of Series B Preferred are first issued pursuant to the Series B Preferred Stock Purchase Agreement.

                        (ii) DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON STOCK. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time and without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued, with respect to the Series Preferred, as applicable, unless the consideration per share (determined pursuant to Section B.3(d)(iv) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price for the Series Preferred, as applicable, in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                              (A)   no further adjustment in the applicable
Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                              (B)   if such Options or Convertible Securities by
their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                                       7.

                              (C)   upon the expiration of any such Options or
any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                                    i.    in the case of Convertible Securities
or Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                                    ii.   in the case of Options for Convertible
Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                              (D)   no readjustment pursuant to clause (B) or
(C) above shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of (i) the applicable Conversion Price on the original adjustment date just prior to such adjustment, or (ii) the applicable Conversion Price that would have resulted, had the original adjustment not taken place, from an issuance(s) of Additional Shares of Common Stock, with respect to the applicable series of Series Preferred, between the original adjustment date and such readjustment date; and

                              (E)   in the case of any Options which expire by
their terms not more than 90 days after the date of issue thereof, no adjustment of the applicable Conversion Price shall be made until the expiration or exercise of all such Options.

                        (iii) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. In the event this Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section B.3(d)(ii)) after the Original Issue Date without consideration or for consideration per share less than the Conversion Price for the Series Preferred, as applicable, in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price for the Series Preferred, as applicable, shall be reduced, concurrently with such issue, to a price determined by multiplying such applicable Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue (including shares issuable upon conversion of the outstanding Series Preferred) plus the number of shares of Common Stock which the aggregate consideration received by the

                                       8.

Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such applicable Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue (including shares issuable upon conversion of the outstanding Series Preferred) plus the number of such Additional Shares of Common Stock so issued. For the purpose of this Section, the number of shares of Common Stock outstanding shall be deemed to include the Common Stock issuable upon conversion of all outstanding Series Preferred, upon conversion of all other outstanding Convertible Securities and upon exercise of all outstanding Options (and assuming conversion of Convertible Securities issuable upon exercise of Options).

                        (iv) DETERMINATION OF CONSIDERATION. For purposes of this Section B.3(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                              (A)   CASH AND PROPERTY: Such consideration shall:

                                    (1)   insofar as it consists of cash, be
computed at the aggregate amount of cash received by the Corporation;

                                    (2)   insofar as it consists of property
other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board irrespective of any accounting treatment; and

                                    (3)   in the event Additional Shares of
Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors.

                        (v) OPTIONS AND CONVERTIBLE SECURITIES. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section B.3(d)(ii), relating to Options and Convertible Securities, shall be determined by dividing:

                              (A)   the total amount, if any, received or
receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                              (B)   the maximum number of shares of Common Stock
(as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                                       9.

                        (vi)  SPECIAL MANDATORY CONVERSION.

                              (A)   For purposes of this Section B.3(d)(vi), the
following definitions shall apply:

                                    (1)   An "AFFILIATE" of a Holder (i) shall
mean any person, association or entity that, directly or indirectly, through one or more intermediaries, has voting control of, has its voting controlled by, or is under common voting control with, such Holder and (ii) shall also include, without limitation, (a) any partner or retired partner of such Holder, if such Holder is a partnership, (b) any member or former member of such Holder, if such Holder is a limited liability company, (c) all related funds, affiliated funds, sister funds, predecessor and successor funds, annex funds and associate funds, if such Holder is a venture capital fund and (d) any immediate family member of such Holder and any trust for the benefit of such Holder or any immediate family of such Holder. For purposes of this Section B.3(d)(iv), "IMMEDIATE FAMILY" shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

                                    (2)   "HOLDER" shall mean any purchaser of
shares of Series B Preferred pursuant to the Series B Preferred Stock Purchase Agreement (as defined below) and any transferee of shares of Series Preferred from such purchaser.

                                    (3)   "INITIAL CLOSING" shall mean the
Initial Closing as defined in the Series B Preferred Stock Purchase Agreement.

                                    (4)   "INITIAL CLOSING DATE" shall mean the
Initial Closing Date as defined in the Series B Preferred Stock Purchase Agreement.

                                    (5)   "NON-PARTICIPATING HOLDER" shall mean
any Holder that is not a Participating Investor (as defined below); provided, however, that notwithstanding anything to the contrary set forth herein, a Holder shall not be deemed a "Non-Participating Holder" if such Holder and its Affiliates collectively acquire at the Second Closing (as defined below) at least the Second Closing Commitment Dollar Amount of such Holder collectively with the Second Closing Commitment Dollar Amount of its Affiliates;

                                    (6)   "PARTICIPATING INVESTOR" shall mean
any Holder that purchases such Holder's full Second Closing Commitment Dollar Amount of shares of Series B Preferred at the Second Closing (each as defined below) pursuant to the Series B Preferred Stock Purchase Agreement.

                                    (7)   "SECOND CLOSING" shall mean the Second
Closing as defined in the Series B Preferred Stock Purchase Agreement.

                                    (8)   "SECOND CLOSING COMMITMENT DOLLAR
AMOUNT" shall mean the Second Closing Commitment Dollar Amount set forth on Exhibit A to the Series B Preferred Stock Purchase Agreement.

                                    (9)   "SECOND CLOSING DATE" shall mean the
Second Closing Date as defined in the Series B Preferred Stock Purchase
Agreement.

                                      10.

                                    (10)  "SECOND CLOSING NOTICE" shall mean the
Second Closing Notice as defined in the Series B Preferred Stock Purchase Agreement.

                                    (11)  "SERIES B FINANCING" shall mean the
sale of up to approximately 3,200,000 shares of Series B Preferred at a purchase price of $4.71 per share pursuant to the Series B Preferred Stock Purchase Agreement.

                                    (12)  "SERIES B PREFERRED STOCK PURCHASE
AGREEMENT" shall mean that certain Series B Preferred Stock Purchase and Recapitalization Agreement relating to the Series B Financing, dated as of April 21, 2005, entered into by and among the Corporation and the Holders named therein, as such may be amended from time to time.

                              (B)   In the event:

                                    (1)   after the completion of the Initial
Closing and delivery by the Corporation of the Second Closing Notice to each Holder as set forth in Section 2.2(a) of the Series B Preferred Stock Purchase Agreement not less than ten (10) nor more than forty-five (45) calendar days prior to the proposed Second Closing Date;

                                    (2)   the Corporation does not receive or
has not received from such Holder on or prior to the Second Closing Date such Holder's Second Closing Commitment Dollar Amount (each such Holder that fails to deliver or has not delivered to the Corporation such funds being deemed a Non-Participating Holder);

then all of such Non-Participating Holder's shares of Series Preferred (and any right to any dividend, payment or other distribution thereon) shall automatically and without further action on the part of such holder be converted, effective immediately following such Second Closing into shares of Common Stock at the applicable Conversion Price then in effect.

                              (C)   The holder of any shares of Series Preferred
converted into shares of Common Stock pursuant to this Section B.3(d)(vi) shall deliver to the Corporation during regular business hours at the office of any transfer agent of the Corporation for the Series Preferred, or at such other place as may be designated by the Corporation, the certificate or certificates for the shares so converted, duly endorsed or assigned in blank or to the Corporation. As promptly as practicable thereafter, the Corporation shall issue and deliver to such Non-Participating Holder, at the place designated by such Non-Participating Holder, a certificate or certificates for the whole number of shares of Common Stock to be issued hereunder. Such conversion shall be deemed to have occurred, and such Non-Participating Holder shall be deemed to have become a stockholder of record of Common Stock, immediately upon the consummation of the Second Closing. Upon such conversion of any shares of Series Preferred to Common Stock pursuant to this Section B.3(d)(vi), all rights of the holder of such shares as a holder of Series Preferred shall cease and terminate with respect to such shares so converted even if the holder fails to deliver the certificate or certificates for the shares so converted duly endorsed or assigned in blank or to the Corporation. Immediately following such conversion to Common Stock and until such time as the holder surrenders to the Corporation the duly endorsed and assigned certificate or certificates for the shares so converted, the certificate

                                      11.

or certificates representing such holder's shares of Series Preferred shall be deemed a certificate representing that number of shares of Common Stock into which such shares of Series Preferred were converted pursuant to this B.3(d)(vi). Following the Second Closing, the Corporation shall provide written notice to each Non-Participating Holder whose shares of Series Preferred were converted to Common Stock pursuant to this Section B.3(d)(vi).

                  (e) FRACTIONAL SHARES. In lieu of any fractional shares to which the holder of Series Preferred would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of such Series Preferred as determined by the Board of Directors. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series Preferred of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                  (f) ADJUSTMENT OF CONVERSION PRICE. The Conversion Price of each share of Series Preferred shall be subject to adjustment from time to time as follows:

                        (i) If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Prices applicable to the Series Preferred shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of Series Preferred shall be increased in proportion to such increase of outstanding shares.

                        (ii) If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Prices applicable to the Series Preferred shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of Series Preferred shall be decreased in proportion to such decrease in outstanding shares.

                        (iii) In case the Corporation shall distribute to holders of its Common Stock shares of its capital stock or other property of the Corporation other than Common Stock (excluding any distribution in which the Series Preferred participate on an as-converted basis, and any distribution for which adjustment is otherwise made pursuant to this Section), then in such case the holders of the Series Preferred shall, concurrent with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which such Series Preferred is then convertible.

                        (iv) In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the corporation is the continuing entity and which does not result in any change in the Common Stock), the shares of Series Preferred shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of

                                      12.

shares of stock or other securities or property of the Corporation or otherwise to which a holder of such Series Preferred would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition such holder had converted its shares of such Series Preferred into Common Stock. The provisions of this clause C.3(f)(iv) shall similarly apply to successive reorganizations, reclassification, consolidations, mergers, sales or other dispositions.

                        (v) All calculations under this Section B.3(f) shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

                  (g) MINIMAL ADJUSTMENTS. No adjustment in the Conversion Price for any series of Series Preferred need be made if such adjustment would result in a change in the Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Conversion Price.

                  (h) NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section B.3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series Preferred against impairment. This provision shall not restrict the Corporation's right to amend its Certificate of Incorporation with the requisite board and stockholder consent.

                  (i) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to Section B.3(d), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each applicable holder of Series Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request at any time of any holder of Series Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments, (ii) the Series A Conversion Rate and the Series B Conversion Rate (as applicable) at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Series Preferred.

                  (j) NOTICES OF RECORD DATE. In the event the Corporation shall propose at any time to (i) declare any dividend or other distribution upon its Common Stock, (ii) other than with respect to a transaction contemplated by Section B.3(d)(vi), which transaction shall be governed by the provisions of Section B.3(d)(vi), declare any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property,
(iii) effect any capital reorganization, reclassification of its Common Stock, consolidation or merger with or into any other corporation or transfer of all or substantially all of its assets or (iv) liquidate, dissolve or wind up the Corporation, the Corporation shall mail to each holder of

                                      13.

Series Preferred at least twenty (20) days prior to the date on which a record shall be taken for such dividend, distribution or subscription rights or the effective date of such reorganization, reclassification, consolidation, merger, liquidation, dissolution or winding up, as applicable, a notice containing such record date or effective date, as applicable.

                  (k) NOTICES. Any notice required by the provisions of this Section B.3 to be given to any holder of Series Preferred shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the Corporation's books; provided, however that any notice required by the provisions of Section B.3(d)(vi) shall also be deemed effectively given when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient (or, if not, then on the next business day), or one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery.

      C.    VOTING RIGHTS.

            1. Except as otherwise required by law or as set forth herein, the holder of each share of Common Stock issued and outstanding shall have one vote for each share of Common Stock held by such holder, and the holder of each share of Series Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series Preferred could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not counted separately as a class, except with respect to those matters required by law to be submitted to a class vote and except as otherwise set forth herein. Holders of Series Preferred, voting together as a separate class, shall be entitled to elect four (4) members of the Board of Directors and the holders of Series Preferred and Common Stock, voting together on an as-converted basis, shall elect the remaining directors. Holders of Common Stock and Series Preferred shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes by the holders of Series Preferred shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Series Preferred held by each holder could be converted) be rounded to the nearest whole number.

            2. In the case of any vacancy (other than a vacancy caused by removal) in the office of a director occurring among the directors elected by the holders of a series and/or class or classes (as applicable) of stock pursuant to this Section C, the remaining directors so elected by that series and/or class or classes (as applicable) may by affirmative vote of a majority thereof (or the remaining director so elected if there be but one, or if there are no such directors remaining, by the affirmative vote of the holders of a majority of the shares of that class and/or series), elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of a series and/or class or classes (as applicable) of stock or by any directors so elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the series and/or class or classes (as applicable) of stock entitled to elect such

                                      14.

director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class and/or classes or series (as applicable) of stock represented at the meeting or pursuant to unanimous written consent.

      D.    REDEMPTION.

            1. If requested by the holders of not less than sixty-six and two thirds percent (66 2/3%) of the outstanding shares of Series Preferred, the Corporation shall, on any date after April 21, 2008 and on each of the first and second anniversaries thereof, redeem the Series Preferred in three annual installments (the date of each such annual installment a "REDEMPTION DATE"), from any funds legally available for such purpose. The number of shares to be redeemed from each holder on each Redemption Date shall equal the total number of shares of Series Preferred held by such holder on the date of the Redemption Notice (as defined below), divided by the number of Redemption Dates remaining as of the date of the Redemption Notice, minus the number of shares of Series Preferred that such holder converts into Common Stock after the date of the Redemption Notice and prior to such Redemption Date, provided that for a holder of more than one series of Series Preferred, such number of shares to be redeemed shall be allocated pro rata to each such series of Series Preferred in proportion to the total number of shares of each such series of Series Preferred held by such holder just prior to the Redemption Date. The Corporation shall effect redemptions by paying cash in an amount equal to $2.4632352 per share of Series A Preferred and $4.71 per share of Series B Preferred (each as adjusted for any stock dividends, combinations, splits, recapitalizations, or other similar events with respect to such shares) plus declared but unpaid dividends on such shares (the "REDEMPTION PRICES"). Upon the Corporation's default in the payment of any required redemption of an installment hereunder, the unpaid balance shall accrue interest at the rate of eight percent (8%) per annum, payable quarterly in arrears.

            2. If the funds of the Corporation legally available for redemption of shares of Series Preferred on any Redemption Date are insufficient to redeem the total number of shares of Series Preferred to be redeemed on such date, those funds which are legally available will be used to redeem shares from the holders of Series Preferred ratably in proportion to the aggregate Redemption Prices that would be payable to each holder if all shares required to be redeemed were being redeemed. The shares of Series Preferred not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein, including the rights of conversion set forth herein. If any time thereafter additional funds become legally available for the redemption, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date but which it has not redeemed.

            3. At least thirty (30) days prior to each Redemption Date, the Corporation shall mail a Redemption Notice, first class postage prepaid, to each holder of record of Series Preferred as of the close of business two business days preceding the mailing date, at the address last shown on the records of the Corporation for such holder. The Redemption Notice shall specify the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price and the place at which payment may be obtained, and shall call upon such holder to surrender to the Corporation, in the manner and at the place designated, the certificate or certificates representing the shares to be redeemed. On or after the Redemption Date, each

                                      15.

holder of Series Preferred to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice. Each surrendered certificate shall be canceled, and the Redemption Price for such shares shall then be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. If less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. Nothing herein shall be deemed to prevent a holder of Series Preferred from converting all or part of such holder's shares into Common Stock in accordance with the terms of Section B.3(a) hereof at any time prior to a Redemption Date covering such shares, and the provisions of this section shall not apply to any shares so converted.

            4. From and after the Redemption Date, unless there has been a default in payment of the Redemption Price, the shares of Series Preferred designated for redemption in the Redemption Notice shall cease to be outstanding and shall no longer be transferred on the books of the Corporation, and all rights of the holders with respect to such shares shall cease, except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates.

      E.    PROTECTIVE PROVISIONS.

            1. In addition to any other class vote that may be required by law and without limiting any such required vote, so long as at least thirty-five percent (35%) of the Series Preferred outstanding as of the Original Issue Date remains outstanding, this Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series Preferred, voting together as a single class:

                  (a) create any new class or series of shares having any rights, preferences, or privileges senior to or on a parity with the Series Preferred;

                  (b) adversely alter or change the rights, preferences or privileges of the Series Preferred or amend the Corporation's Certificate of Incorporation or Bylaws in a manner that would have such effect;

                  (c) increase or decrease the aggregate number of authorized shares of Series Preferred;

                  (d) sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of this corporation is disposed of;

                  (e) redeem, repurchase, or make other distributions with respect to Common Stock or Series Preferred (except for acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation or in exercise of the Corporation's right of first refusal upon a proposed transfer or redemptions under the terms of the Corporation's Certificate of Incorporation, as amended from time to time);

                                      16.

                  (f) declare any dividends on the Common Stock or Series Preferred;

                  (g)   increase or decrease the size of the Board of Directors;
or

                  (h)   voluntarily liquidate or dissolve.

            2. The consent of the holders of a majority of the outstanding shares of a particular series of the Series Preferred, voting as a separate series, shall be required to amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation or Bylaws that adversely changes the rights, preferences or privileges of such series of the Series Preferred in a manner different from other series of Series Preferred.

      F. STATUS OF CONVERTED STOCK. In the event any shares of Series Preferred shall be converted pursuant to Section B.3 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation.

      G. COMMON STOCK. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below:

            1. DIVIDEND RIGHTS. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of this corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

            2. LIQUIDATION RIGHTS. Upon the liquidation, dissolution or winding up of this Corporation, the assets of this corporation shall be distributed as provided in Section B hereof.

            3.    REDEMPTION. The Common Stock is not redeemable.

            4. VOTING RIGHTS. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

      FIVE. The Corporation is to have perpetual existence.

      SIX. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

      SEVEN. The number of directors which will constitute the whole Board of Directors of the Corporation shall be as specified in the Bylaws of the Corporation.

      EIGHT. The election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                      17.

      NINE. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

      TEN. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the Corporation, or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

      ELEVEN. Advance notice of new business and stockholder nomination for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

      TWELVE. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                       18.

      IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer in San Diego, California, this 25th day of July 2005.

                                          /s/ Michael Grey
                                          ______________________________________
                                          Michael Grey
                                          President and Chief Executive Officer

                                       19.

                           CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                            STRUCTURAL GENOMIX, INC.

            STRUCTURAL GENOMIX, INC., a Delaware corporation (the
"CORPORATION"), does hereby certify that:

      FIRST: The name of the Corporation is Structural GenomiX, Inc.

      SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is July 16, 1998.

      THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as follows:

      Article ONE of the Company's Amended and Restated Certificate of Incorporation shall be amended and restated to read in its entirety as follows:

            "The name of the corporation is SGX Pharmaceuticals, Inc. (the "CORPORATION")."

      FOURTH: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, Structural GenomiX, Inc. has caused this Certificate of Amendment to be signed by its President and Chief Executive officer this 30th day of August, 2005.


                                       STRUCTURAL GENOMIX, INC.


                                       By: /s/ Michael Grey
                                           -------------------------------------
                                           Michael Grey
                                           President and Chief Executive Officer

                           CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                            SGX PHARMACEUTICALS, INC.

        SGX PHARMACEUTICALS, INC., a Delaware corporation (the "CORPORATION"), does hereby certify that:

        FIRST: The name of the Corporation is SGX Pharmaceuticals, Inc.

        SECOND: The Corporation was originally incorporated under the name Protarch, Inc., and the date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is July 16, 1998.

        THIRD: Section A.1. of Article Four of the Corporation's Amended and Restated Certificate of Incorporation shall be amended to become Section A.2 of Article Four and a new Section A.1 shall be inserted before Section A.2 as follows:

                "1. Effective at the time of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, each two (2) shares of Common Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one
                (1) share of Common Stock (the "REVERSE SPLIT"); provided, however, that this Corporation shall issue no fractional shares of Common Stock as a result of the Reverse Split, but shall instead pay to any stockholder who would be entitled to receive a fractional share as a result of the actions set forth herein a sum in cash equal to the fair market value of the shares constituting such fractional share as determined by the Board of Directors of the Corporation. The Reverse Split shall occur whether or not the certificates representing such shares of Common Stock are surrendered to the Corporation or its transfer agent. The Reverse Split shall be effected on a record holder-by-record holder basis, such that any fractional shares of Common Stock resulting from the Reverse Split shall be aggregated."

        FOURTH: Section B.3(d)(i)(A) of Article Four of the Corporation's Amended and Restated Certificate of Incorporation shall be amended to remove the word "or" at the end of subsection (6) and replace the "." at the end of subsection (7) with the following:

                "; or

                        (8) shares of common stock issued (or, pursuant to
                Section B.3(d)(ii), deemed to be issued) upon the closing of a firm commitment underwritten initial public offering, pursuant to an effective registration statement under the Act covering the offer and sale of shares of the Corporation's Common Stock (an "IPO"), whether or not such IPO


                                       1.

                constitutes a Qualified Initial Public Offering, provided that the price per share of the Common Stock sold in such IPO to the public is approved by the Board of Directors or a Pricing Committee of the Board of Directors."

        FIFTH: This Certificate of Amendment has been duly approved by the Corporation's Board of Directors in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (the "DGCL") and was duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the DGCL.

        IN WITNESS WHEREOF, SGX Pharmaceuticals, Inc. has caused this Certificate of Amendment to be signed by its President and Chief Executive officer this 3rd day of January, 2006.


                                SGX PHARMACEUTICALS, INC.


                                By: /s/ Michael Grey
                                   ------------------------------------------
                                   Michael Grey
                                   President and Chief Executive Officer



                                       2.